CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm for the Outfitter Fund, a series of PFS Funds, we hereby consent to references to our firm included in or made a part of this Post-Effective Amendment to the PFS Funds’ Registration Statement on Form N-1A.

/s/ Cohen Fund Audit Services

Cohen Fund Audit Services, Ltd. Westlake, Ohio Janauary 30, 2012